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                                                                    EXHIBIT 11.1



                        STERLING CHEMICALS HOLDINGS, INC.

                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)


                                                                     THREE MONTHS ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                           1999            1998
                                                                         --------        --------
     BASIC EARNINGS PER SHARE

Weighted average number of shares of common stock outstanding              12,612          12,427

Net Loss                                                                 $(10,362)       $(13,100)
Less: Preferred dividend requirements and accretion                          (719)           (645)
                                                                         --------        --------

Net loss used in basic loss per share                                    $(11,081)       $(13,745)
                                                                         ========        ========

     BASIC LOSS PER SHARE                                                $  (0.88)       $  (1.11)
                                                                         ========        ========

     DILUTED EARNINGS PER SHARE

Weighted average number of shares of common stock outstanding              12,612          12,427

Total weighted average number of shares outstanding used in
diluted loss per share computation(1)                                      12,612          12,427

Net loss                                                                 $(10,362)       $(13,100)
Less: Preferred dividend requirements and accretion                          (719)           (645)
                                                                         --------        --------

Net loss used in diluted earning per share                               $(11,081)       $(13,745)
                                                                         ========        ========

         DILUTED LOSS PER SHARE(1)                                       $  (0.88)       $  (1.11)
                                                                         ========        ========


     (1) Due to losses resulting in anti-dilution, same as amount used in basic computation.